Exhibit 99.1

Additional Information

As of December 31, 2014

      The following is a description of the relationships among

the Reporting Person and certain related entities or persons that may be deemed to beneficially own shares ("Shares") of the common stock of the issuer, Valhi, Inc. ("Valhi").

      Lisa K. Simmons and Serena Simmons Connelly are daughters

of Harold C. Simmons.  Annette C. Simmons is the widow of Harold

C. Simmons and serves as independent executor of his estate, has the power to vote and direct the disposition of the Shares held by the estate and is the designated legatee of such Shares.

      Substantially all of the outstanding voting stock of

Contran Corporation ("Contran") is held by trusts established for the benefit of Lisa K. Simmons and Serena Simmons Connelly,

daughters of Harold C. Simmons, and their children (the "Family

Trusts"), for which Ms. Lisa Simmons and Ms. Connelly are co-

trustees, or is held directly by Ms. Lisa Simmons and Ms.

Connelly or persons or entities related to them, including their step-mother Annette C. Simmons, the widow of Harold C. Simmons.

Ms. Annette C. Simmons, Ms. Lisa Simmons and Ms. Connelly also serve as members of the board of directors of Contran (the

"Contran Board").  Prior to his death on December 28, 2013, Mr.

Simmons served as sole trustee of the Family Trusts.  As co-

trustees of each of the Family Trusts, Ms. Lisa Simmons and Ms.

Connelly have the shared power to vote and direct the

disposition of the shares of Contran stock held by each of the

Family Trusts, and Ms. Lisa Simmons and Ms. Connelly each have the power to vote and direct the disposition of shares of

Contran stock they hold directly or which is held by other

entities related to them.

      Under a voting agreement (the "Voting Agreement") entered

into effective February 3, 2014 by the voting stockholders of

Contran, and as amended, the size of the Contran Board was

initially fixed at five (5) members; Ms. Lisa Simmons, Ms.

Connelly and Ms. Annette Simmons (and, in the event of their death, their heirs) each have the right to designate one of the five members of the Contran Board; and the remaining two members of the Contran Board must consist of Contran management.

The Voting Agreement terminates in February 2017 (unless Ms.

Lisa Simmons, Ms. Connelly and Ms. Annette Simmons otherwise mutually agree), and the ability of Ms. Lisa Simmons, Ms.

Connelly, and Ms. Annette Simmons to each designate one member of the Contran Board is dependent upon each of their continued

beneficial ownership of at least 5% of the combined voting stock of Contran.  In accordance with such Voting Agreement, each of

Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons have been designated as members of the Contran Board as of February 3,

2014, along with two members of Contran management.

      Annette C. Simmons is the sole trustee of a trust of

which the beneficiaries are her grandchildren (the

"Grandchildren's Trust"), and she has the power to vote and

direct the disposition of the shares the trust holds.  She

disclaims beneficial ownership of any shares that this trust holds.

      The Annette C. Simmons Survivor's Trust is a trust for

which Ms. Simmons is the sole trustee and the beneficiary (the

"Survivor's Trust").

 The Suvivor's Trust and another trust, for which Ms.

Annette Simmons is also the sole trustee, hold 100% of the

outstanding shares of non-voting preferred stock issued

by Valhi Holding Company ("VHC").

      Contran is the holder of 100% of the outstanding common

stock of Dixie Rice Agricultural Corporation, Inc. ("Dixie

Rice") and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of

VHC and may be deemed to control VHC.

      Lisa K. Simmons, Serena Simmons Connelly and Annette C.

Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding

Shares:

VHC...................................................92.6%

Survivor's Trust.......................................1.0%

Annette C. Simmons.....................................0.6%

Annette C. Simmons as the independent executor

  of the estate of Harold C. Simmons and the

  designated legatee of the estate's Shares............0.2%

The Grandchildren's Trust ...................Less than 0.1%

Serena Simmons Connelly......................Less than 0.1%

VHC may be deemed to control Valhi.  Contran may be deemed to control VHC, by virtue of its ownership of Dixie Rice shares.

      Lisa K. Simmons, Serena Simmons Connelly and Annette C.

Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding

shares of NL Industries, Inc. ("NL") common stock:

Valhi.................................................83.0%

Annette C. Simmons.....................................2.0%

Annette C. Simmons as the independent executor

  of the estate of Harold C. Simmons and the

  designated legatee of the estate's shares............1.0%

Kronos Worldwide, Inc. ("Kronos Worldwide")..Less than 0.1%

Serena Simmons Connelly......................Less than 0.1%

Valhi may be deemed to control NL.

Lisa K. Simmons, Serena Simmons Connelly and Annette C. Simmons

are related to the following persons or entities that directly hold the following percentages of the outstanding shares of

Kronos Worldwide, Inc. ("Kronos Worldwide") common stock:

Valhi.................................................50.0%

NL....................................................30.4%

Annette C. Simmons.....................................0.9%

Annette C. Simmons as the independent executor of the

  estate of Harold C. Simmons and the designated

  legatee of the estate's shares.......................0.5%

Contran................................................0.1%

Together, Valhi, NL and Contran may be deemed to control

Kronos Worldwide.

      NL (including a wholly owned subsidiary of NL) and Kronos

Worldwide own 14,372,970 shares and 1,724,916 shares,

respectively, of Valhi common stock.  As already stated, Valhi is the direct holder of approximately 83.0% of the outstanding shares of NL common stock and 50.05% of the outstanding shares of Kronos Worldwide common stock.  As a result of Valhi's direct and indirect ownership of NL and Kronos Worldwide and pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange

Act of 1934, as amended, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes.  For the purposes of this statement, such

shares of Valhi common stock that NL and Kronos Worldwide hold are not deemed outstanding.

      By virtue of the stock ownership of each of Kronos

Worldwide, NL, Valhi, VHC, Dixie Rice and Contran, the role of

Ms. Lisa Simmons and Ms. Connelly as co-trustees of the Family

Trusts, Ms. Lisa Simmons and Ms. Connelly being beneficiaries of the Family Trusts, the direct holdings of Contran voting stock by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette

Simmons and entities related to them, the position as a member of the Contran Board by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons and the rights of each of Ms. Lisa

Simmons, Ms. Connelly and Ms. Annette Simmons under the Voting

Agreement, in each case as described above, (a) Ms. Lisa Simmons and Ms. Connelly may be deemed to control each of the Family

Trusts, (b) Ms. Lisa Simmons, Ms. Connelly and Ms. Annette

Simmons may be deemed to control each of Contran, Dixie Rice,

VHC, Valhi, NL, Kronos Worldwide and CompX International Inc., a

subsidiary of NL, and (c) Ms. Lisa Simmons, Ms. Connelly, Ms.

Annette Simmons, Contran, Dixie Rice, VHC, Valhi, NL and Kronos

Worldwide may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in, shares of common stock directly held by such entities, including any Shares.  However, Ms. Lisa

Simmons, Ms. Connelly and Ms. Annette Simmons each disclaims beneficial ownership of all shares held, directly or indirectly,

by any of such entities, except to the extent of her pecuniary interest therein.

      Except for the 5,912,992 Shares she, the estate of Harold

C. Simmons and the Survivor's Trust hold directly, Annette C.

Simmons disclaims beneficial ownership of all Shares, except to the extent of her pecuniary interest therein.  Except for the

1,212 Shares she holds directly, Serena Simmons Connelly

disclaims beneficial ownership of all Shares, except to the

extent of her pecuniary interest therein.  Lisa K. Simmons

disclaims beneficial ownership of all Shares, except to the

extent of her pecuniary interest therein.